Exhibit 99.3

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

Offer by

TBR, INC.

a direct wholly owned subsidiary of

PARETEUM CORPORATION

to exchange each outstanding share of common stock of

IPASS INC.

for

1.17 shares of common stock of Pareteum Corporation (subject to the terms and conditions described in the prospectus/offer to exchange and this letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, AT THE END OF JANUARY 3, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

December 3, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by TBR, Inc. (the “Offeror”), a direct wholly owned subsidiary of Pareteum Corporation (“Pareteum”), which is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal, to exchange for each issued and outstanding share of common stock of iPass Inc. (“iPass”), 1.17 shares of common stock of Pareteum Corporation plus cash in lieu of any fractional shares, without interest and less any applicable withholding taxes (such offer, on the terms and subject to the conditions and procedures described in the prospectus/offer to exchange and this letter of transmittal, together with any amendments or supplements thereto, the “offer”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF DECEMBER 31, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

There is no procedure for guaranteed delivery in the offer and, therefore, tenders must be received by the expiration date.

For your information and for forwarding to your clients for whose accounts you hold shares of iPass common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the prospectus/offer to exchange;

2.	the related letter of transmittal for your use in accepting the offer and tendering shares of iPass common stock and for the information of your clients; and
3.	a printed form of letter which may be sent to your clients for whose accounts you hold shares of iPass common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer.

Pareteum will not pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, Continental Stock Transfer & Trust Company, as the exchange agent, and other persons described in the section of the prospectus/offer to exchange titled “Exchange Offer Procedures — Fees and Commissions,” for soliciting tenders of share of common stock of iPass pursuant to the offer. Upon request, Pareteum will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer to exchange.

Very truly yours,

Morrow Sodali LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARETEUM, OFFEROR, iPass, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.